EXHIBIT 10.2

Contract of Employment

1.	INTRODUCTION

This document contains your terms and conditions of employment and together with the rules and procedures that are specifically incorporated from the Staff Handbook, it is the contract of employment (referred to as “this contract”) between you, the employee, whose name and address is stated in Schedule One and your employer; [ROK Entertainment Group Limited or affiliated ROK company] (Company Registration Number: _____), Rok House, Kingswood Business Park, Holyhead Road, Albrighton, Wolverhampton, WV7 3AU (referred to as “your employer”).

2.	STAFF HANDBOOK

Your employer will be issuing a Staff Handbook, a copy of which will be supplied to you. It contains your employer’s rules, policies and procedures on important matters relating to your employment. You agree to read the contents of the Staff Handbook. The Sickness and Absence Rules, and the E-mail and Internet Policy contained in the Staff Handbook are part of this contract because they are specifically referred to in this contract and in the Staff Handbook it is stated that they form part of your contract. The Disciplinary Rules and Procedure, Grievance Procedure and Performance Review Procedure are contained in the Staff Handbook and referred to this contract but they do NOT form part of your contract.

3.	START DATE

Your employment will begin on the date set out in Schedule One and subject to successful completion of your probationary period will continue until it is brought to an end by you or by your employer or you reach retirement age.

4.	CONTINUITY OF EMPLOYMENT

No other previous employment counts as continuous employment for any statutory purposes.

5.	PROBATIONARY PERIOD

Your initial employment with your employer will be on the basis of a probationary period of up to 3 months. During this time you must give one week’s prior written notice to terminate the contract. In any case deemed appropriate by your employer this probationary period may be extended and in any such case you will be notified in writing. If you are not considered suitable for your job by your employer or if for any other reason your continued employment is not required this contract will terminate at the end of the probationary period or at the expiry of any notice given during the probationary period or in the event of your employment being terminated without notice during the probationary period.

6.	JOB TITLE/DUTIES

The title of your job is set out in Schedule One.

Your employer may change your job description and may require you to carry out different and/or additional duties under this contract either for your employer and/or for any associated company, its holding company or subsidiary or other subsidiary (save for your employer) of the holding company (as defined in the Companies Act 1985 (as amended)).

7.	RETIREMENT AGEWORK

You will retire on your 65th birthday or the last working day before that birthday unless agreement has been reached at that time for you to continue to work or it is agreed that you take an earlier retirement. This contract will automatically end on the day you retire without further notice by either you or your employer.

8.	PLACE OF WORK

You will be based at Rok House (at the above address) but when requested you will be required to be based at any other premises at which your employer carries on its business now or in the future.

You will also travel to such places (whether within or outside the UK) as your employer requires you to in the performance of your duties.

9.	OVERSEAS WORK

You will not be required to work outside the United Kingdom for any consecutive period of more than one month.

10.	NOTICE

Should you or your employer want to terminate your employment written notice of termination must be given as follows:

Your employer must give you notice of:

During your trial period; 1 week
The end of your trial period until 4 years completed employment: 1 month
4 years or more: 1 week for each completed year (up to 12 weeks maximum notice)

You must give your employer written notice of termination of 1 month after the end of your trial period however long you then remain employed.

Notice to you will be deemed to have been given if handed to you or sent by Recorded Delivery to your last notified address known to your employer. Notice by you must be given or sent by Recorded Delivery to Rok Productions Limited, Rok House, Kingswood Business Park, Holyhead Rd, Albrighton Wolverhampton, WV7 3AU

On termination of your employment (by you or by your employer) your employer may either:

require you to work throughout your notice period, or
require you to stay away from your place of work throughout your notice period (on “garden leave”), or terminate your contract without notice and make a payment in lieu of notice to compensate you.

In addition, on termination of your employment (by you or by your employer) you will only be paid for your notice period, and any other due amounts, once you have completed handover notes from any work that you have been involved with to the satisfaction of your employer. Your employer may also dismiss you without notice or payment in lieu of notice in cases of gross misconduct. (The disciplinary procedure set out in the Staff Handbook gives you examples of the types of conduct which your employer will consider to be gross misconduct).

11.	HOURS OF WORK

You will work the basic hours set out in Schedule Two.

You may be required to do work in addition to your basic hours and unreasonable refusal to do so will be a disciplinary matter.

You are not entitled to receive payment for overtime as a right under this contract.

12.	WORKING TIME OPT OUT

You agree that the limit on working time (“the 48 hour week”) specified in regulation 4.1 of The Working Time Regulations 1998 will not apply to your employment and that signature of this agreement shall constitute consent pursuant to regulation 5.1 of the regulations for the duration of your employment under this contract subject to the provision below.

You may terminate your consent under this paragraph by giving three month’s notice in writing to your employer and the said limit shall apply to your employment on the first working day immediately following the expiry of the period of notice.

13.	WAGES/SALARY

Your salary will be paid monthly in arrears on or around the last working day of each calendar month at the rate set out in Schedule Three. Your employer reserves the right to reduce your salary if your duties change as a result of your incapacity or inability to perform your duties or to suspend payment of salary if you are suspended from duty by your employer and/or if you are laid off because there is no work for you.

Your salary will be reviewed annually with no commitment to increase.

14.	BONUS

Bonuses may be paid entirely at the discretion of your employer. You are not entitled to receive bonuses as a right under this contract. Bonuses paid will reflect your performance and how your employer assesses your contribution to the success of the company during the preceding period.

15.	DEDUCTIONS FROM PAY

If at any time during or on termination of your employment it is the opinion of your employer that you owe your employer money you agree and authorise your employer to deduct the sum or sums owed from any payment due to you from your employer whether wages or salary or payment of any other kind.

For example this will cover deductions from your wages of overpayments, expenses, loans, damage caused by you and any other money due from you to your employer.

16.	PENSION SCHEME

You will be eligible, at the end of your probationary period, to join the company Stakeholder Pension Scheme, details of which will be available on your request.

17.	HOLIDAYS

The holiday year runs from 1st January to 31st December. You are entitled to take paid holidays as set out in Schedule Four. Your employer must agree holidays and you must apply for holiday at least four weeks before you want to take it. You should not take more than 10 working days at one time and you must take your entitlement during the holiday year in which you are entitled to it. You may not carry forward your entitlement.

During the holiday year in which your employment commences your entitlement to paid holiday during that year will be reduced in proportion to the expired part of the holiday year.

During a holiday year in which your employment is terminated you will be paid on termination for any untaken part of your entitlement to paid holiday calculated in proportion to the part of the holiday year which has elapsed at your leaving date. If you have taken more than your proportionate entitlement to paid holiday when you leave your employer will deduct the amount of pay for the holiday from your salary on termination.

Your holiday entitlement under this contract includes any entitlement to paid annual leave that you have under the Working Time Regulations 1998.

18.	BANK HOLIDAYS AND PUBLIC HOLIDAYS

You will normally not be required to work on the UK Bank or Public holidays and you will be paid for them (unless you would not have been required to work on that day).

Bank and Public Holidays are not part of your holiday entitlement.

Bank holidays are:

New Year’s Day
Easter Monday
The first Monday in May
The last Monday in May
The last Monday in August
26 December if it is not a Sunday
27 December when 25 or 26 December is a Sunday

Note: The list of Bank holidays can be altered by Royal Proclamation or Parliament to take account of national celebrations or to allow an extra day’s holiday when Christmas occurs over a weekend.

Public Holidays are:

Good Friday
Christmas Day

19.	SICK PAY ARRANGEMENTS

Your employer’s rules as to sickness and absence from work are contained in the Staff Handbook and form part of your contract. You may only be absent from work when authorised.

20.	TRAINING

You must undertake any training which your employer requires you to undertake. This may take place within your normal working hours but may also be outside your normal working hours and at a location away from your normal place of work.

21.	COMMITMENT TO THE EMPLOYER

You are expected to devote your whole time and attention to the best interests of your employer during your working hours. You must not work for another employer or carry out work on any other basis during the term of this contract whether in or out of your normal working hours, without your employer’s written permission.

22.	PERFORMANCE ASSESSMENT

A performance review procedure normally operated by the employer is set out in the Staff Handbook.

Your employer’s performance review procedure is not contractually binding either upon you or upon the employer who may leave out any or all of the stages of the performance review procedure.

Your employer has the right to review and monitor the performance of your duties under this contract.

23.	QUALIFICATIONS

It is an essential term of this contract that you have told the truth to your employer about your previous work experience and qualifications.

Your employer regards any breach of this term as gross misconduct in respect of which your employment can be terminated without warning or notice.

24.	CRIMINAL CONVICTIONS

It is an essential term of this contract that you have told the truth to your employer about your criminal record (although this does not mean that you have to tell your employer about offences which are “spent” under the Rehabilitation Of Offenders Act 1974).

You must tell your employer if at any time you are arrested, charged with or summonsed for a criminal offence of any nature. You are under a duty to truthfully and fully answer any questions from your employer in relation to any such matters.

If you are convicted of a criminal offence of any nature whether committed in or out of working hours your employer may terminate your employment with or without notice or payment in lieu of notice and irrespective of the fact that no warnings have been given.

25.	GARDEN LEAVE

Your employer has the right to require you to take Garden Leave at any time. During a period of Garden Leave you must remain available during your normal working hours to carry out work for your employer but you have no right to be provided with work of any kind. You must not attend your place of work, make any statement or representation on behalf of your employer or contact any customer, client, supplier, employee or agent of your employer without the written permission of your employer to do so.

26.	HEALTH AND SAFETY POLICY

Your employer has a Health and Safety at Work policy under which you have obligations. It is set out in the Staff Handbook and you must read it. This policy may be changed as necessary and any changes will be notified to you. Following such a change you are obliged to comply with the relevant revised policy.

Any breach or non-observance of the Health and Safety at Work policy will constitute a disciplinary offence.

27.	COLLECTIVE AGREEMENTS

There are no collective agreements that affect the terms and conditions of your employment.

28.	EMPLOYER RECORDS

You must promptly notify your employer of any change in your personal details which will include any change to the following:

➢	Your last notified address.
➢	Your marital status.
➢	Your next of kin.
➢	Your home telephone number.
➢	Your banking details.

29.	DRIVING LICENCE

If your duties involve driving a vehicle you must at all times hold a current full UK driving licence. Your employer must hold a copy of your current driving licence. You must immediately tell your employer if you are summonsed for or convicted of a driving related offence or if you have a fine for such an offence levied against you.

A conviction for a driving related offence may have an effect on your continuing to be provided with a vehicle and may lead to your dismissal if you cannot perform your duties without driving a vehicle.

30.	YOUR EMPLOYER’S VEHICLES

If you drive your employer’s vehicles you are responsible for taking all reasonable steps to ensure the vehicle is kept in good condition and driven safely at all times, and for ensuring the vehicle is checked and maintained as required and at the correct intervals.

You will be required to pay any fines or penalties for parking or traffic offences incurred when you are using a vehicle in the performance of your duties or otherwise, and this can be by way of deduction from wages.

Your employer may similarly deduct or charge to you the amount of any insurance excess or other reasonable costs should a vehicle be involved in a road traffic accident or damaged in any other way while being driven by you or in your care.

You will report any accident involving the vehicle without any delay to your employer and your employer’s insurers and will obtain all relevant and lawfully required particulars from any other party to an accident.

You will not permit any other person to drive the vehicle other than as specifically authorised in writing by your employer.

If you use your own vehicle for your employer’s business you must have permission to do so and you must ensure that it is insured for that use and provide written evidence of that insurance in the form of a copy of your certificate of motor insurance and your policy document to your employer.

31.	CONDUCT

You must observe your employer’s rules and procedures. These are contained in this contract, and the Staff Handbook and also in manuals or memos or directives issued by your employer from time to time. You must also follow lawful instructions and orders from your employer. Failure to do so is misconduct and can lead to disciplinary action or even to the termination of your employment.

32.	SMOKING, ALCOHOL AND DRUGS

You must not smoke cigarettes tobacco or other substances at work. The consumption of alcoholic drinks during working hours is strictly forbidden as is the taking of drugs other than those prescribed or legally taken for a medical condition.

33.	COMPUTERS

You are not allowed to load your own software on to your employer’s computers. You must not copy software or data from computers at work, or use e-mail or internet access except for legitimate business purposes, or make any other use of computers or software for any purpose other than your employer’s legitimate business interests. You must not open files downloaded from the internet or e-mail on your employer’s computers without virus checking the files.

34.	E-MAIL AND INTERNET

It is your employer’s rule that computers, networks and the e-mail system are the property of your employer. All copies of messages created, sent, receive or stored on the company’s systems shall remain the property of your employer. These messages are not the private property of employees and as such there should be no expectation of privacy in any circumstances. Your employer reserves the right to access and monitor all messages created, sent, received or stored on your employer’s systems. The contents of e-mail messages may be disclosed to other employees and to third parties without further permission of the employee and at the discretion of your employer. E-mails and the internet should not be used to create, send receive or store any material which is offensive, disruptive or infringes copyright. Your employer has a detailed policy on e-mail and internet use, which is contained in the Staff Handbook and incorporated in this contract.

35.	INTELLECTUAL PROPERTY

Subject to the Patents Act 1977 and the Copyright, Designs and Patents Act 1988, any invention, design, or copyright work, including without limitation all documents, data, drawings, specifications, articles, computer programmes, object codes, source codes, network designs, business logic, notes, sketches, drawings, reports, modifications, tools, scripts or other items ("Works"), made by you during the course of your employment with your employer (whether or not in the course of your duties) shall immediately upon creation or performance vest in and shall be and remain the sole and exclusive property of your employer, and you hereby irrevocably and unconditionally assign to your employer, All right, title and interest in and to the same.

You must promptly notify your employer of any Works which you create, which will become the absolute property of your employer and you hereby unconditionally waive in favour of your employer all rights (if any) you may have under Chapter IV (moral rights) of the Copyrights, Designs and Patents Act 1988 (or any foreign corresponding rights) in connection with the authorship of any Works, wherever in the world enforceable, including without limitation the right to be identified as the author of such Works and the right not to have such Works altered or subjected to derogatory treatment.

You agree to execute any formal and additional assignment required by your employer to vest or confirm the vesting in it of all rights in any Works as set out in this Clause 35 at the expense of your employer.

You hereby authorise your employer to appoint someone to be your attorney and in your name and on your behalf to sign, execute and do all such things as your employer thinks necessary or desirable to fully vest or confirm the vesting in it of all rights in any works as set out in this Clause 35.

The terms and obligations of this Clause 35 shall survive the expiry or termination of your employment for any reason.

36.	DISCIPLINARY ARRANGEMENTS

The disciplinary procedure normally operated by your employer is set out in the Staff Handbook. If you are unhappy with any disciplinary action you can exercise your right of appeal under the procedure however the disciplinary procedure is not contractually binding either upon you or upon your employer, who may leave out any or all of the stages of the disciplinary procedure.

37.	SUSPENSION FROM WORK

Your employer has the contractual right under this contract to suspend you from work temporarily, paid or unpaid, in circumstances which your employer considers to be particularly serious or where further investigation or consideration appears to your employer to be desirable or any other circumstances where your employer considers your suspension to be necessary. During the period of suspension you will not be entitled to access any of your employer’s premises except at the prior request or with the prior consent of your employer and subject to such conditions as your employer may impose.

38.	GRIEVANCE PROCEDURE

If you have a grievance relating to your employment you should follow the grievance procedure which is set out in the Staff Handbook. However the provisions of the grievance procedure are not contractually binding either upon you or upon your employer.

39.	RETURN OF PROPERTY

You shall return to your employer or as otherwise directed by your employer all vehicles, tools, phones, documents, correspondence, equipment, computer discs and software, specifications, reports, records, credit cards, keys, passes, lists of clients and customers, address lists, address books, files, books and any other property of whatever kind and whether similar to any of the above or not, belonging to or relating to the business of your employer or relating to the business of or belonging to an associated employer or their clients or customers together with all copies thereof which may be in your possession, custody or control whenever requested by your employer to do so and in any event immediately on the termination of your employment.

40.	DATA PROTECTION ACT 1998

Your employer is regulated by the Data Protection Act 1998 (“the Act”) to the extent that your employer obtains, records or uses any information (which is “data” for the purposes of the Act) about you. The Act defines ‘data processing’ in such a way that by obtaining, recording and using information about you, your employer will be ‘data processing’ in relation to such information. The information will include the contents of any job application form, CV, and references together with HR records, appraisals and other records made about you during the performance of your employment under this contract. It is a term of this contract to which you signify your agreement when you sign this contract, that you consent to your employer processing any data that your employer obtains about you as a result of your being an employee of your employer. You also consent to your employer processing “sensitive personal data” (as defined in the Act) about you. You consent to data being transferred outside the European Economic Area where in the sole opinion of your employer such a transfer is necessary. Your employer is obliged to provide you with certain information pursuant to Part II of Schedule 1 of the Act and you agree that your employer has discharged that duty by providing you with the information contained in Schedule Five of this contract.

41.	CONFIDENTIALITY

You must not either during your employment or after it has ended for any reason disclose to any person or use for any purpose whatsoever or copy any confidential information relating to the business affairs or trade secrets of your employer. For example this includes information about your employer’s customers or clients, other employees, suppliers and prices or any other matter or information on the employer’s database or about your employer’s business or the business of your employer’s customers or clients which is not freely available to the public.

42.	NON-SOLICITATION

You will not during your employment or for a period of six months after the termination of your employment for any reason attempt to solicit or accept work for private gain on your own behalf and/or for any other individual, firm, corporation or company from any private individual, firm, corporation or company who within the period of six months before the termination of your employment have been a client or customer of your employer with whom you have had personal dealings in the course of your duties nor will you attempt to interfere with the existing business relations between any client or employee and your employer and at no time during your employment or for six months after the termination of your employment for any reason will you approach any other employee of your employer with a view to him or her ceasing to be employed by your employer or for the purpose of enticing away or employing him or her.

You agree that the restrictions set out above are fair and reasonable and necessary to protect the legitimate business interests of your employer. In the event that any part of this clause shall be found by a court to be unreasonable or unenforceable or void that part shall be severed and the remainder of this clause shall be enforceable with such deletion or modification as may be necessary to make it effective and for such period as is found to be reasonable and valid in substitution for the period or periods contained in this clause.

43.	NON-WAIVER CLAUSE

Any delay or failure to enforce or apply all or any of the rights that your employer has under this contract will not mean that your employer will therefore give up or lose those rights. The fact that you (or any other employee) has behaved in a particular way or broken the terms of this contract will not mean that your employer approves of or has agreed to that conduct or breach of contract or that your employer gives up or loses the right to fully enforce the terms of this contract at any time now or in the future.

44.	YOUR EMPLOYER

The use of the expressions “your employer” and/or “employer” in this contract and in the Staff Handbook (including those parts of the Staff Handbook which are not specifically incorporated in this contract) shall mean Rok Productions Limited or its holding company or any subsidiary company of that holding company or any associated or affiliated company of that holding company.

45.	JURISDICTION

This contract is made within the jurisdiction of the Courts and Employment Tribunals of England and Wales and shall be governed by the law of England and Wales.

46.	WHOLE AGREEMENT CLAUSE

This contract contains the whole agreement between you and your employer and supersedes all previous contracts, agreements, arrangements or understandings whether oral or written. No amendment to this contract will be legally binding unless made in writing and signed on behalf of your employer by a duly authorised person.

47.	WRITTEN PARTICULARS REQUIRED BY PART 1 OF THE EMPLOYMENT RIGHTS ACT 1996

This contract contains all the written particulars that your employer is obliged to issue to employees by Part 1 of The Employment Rights Act 1996 and no other statement will be issued unless your terms and conditions are changed.

48.	HEADINGS

The headings to clauses used in this contract are for convenience only and shall not affect the interpretation of this contract.

SCHEDULES

Below are the schedules referred to in this contract:

SCHEDULE ONE

Employee’s name:
Address:
Job title:

Date employment commenced:

SCHEDULE TWO

Hours of work: Your usual hours of work are from 9.00 a.m. to 5.30 p.m. Monday to Friday

SCHEDULE THREE

Rate of pay: Your basic rate of pay is £ _____ per annum paid monthly.

SCHEDULE FOUR

Holiday entitlement: You are entitled to _____ working days paid holiday in any one complete holiday year.

SCHEDULE FIVE

Data Protection Act 1998

Data Controller: Your employer

Address: Kingswood Business Park, Holyhead Rd, Albrighton, Wolverhampton, WV7 3AU

Data Controller’s Representative: Amanda Marriott

Address: As Employer

Purpose of data processing: to keep adequate records of your recruitment, contract, performance, disciplinary record, sickness record, pension details, wages, salary and other benefits, appraisals and all other information arising in the performance of your contract of employment for the purpose of the performance of the contract and the administration and management of your contract and the administration and management of your employer’s business or organisation and any other purpose arising from the relationship of employer and employee created by this contract.

Other Relevant Information:

Description of Data: all records of your recruitment, contract, performance, disciplinary record, sickness record, pension details, wages, salary and other benefits, appraisals and all other information arising in the performance of your contract of employment.

Intended Recipients of Data: your employer and all others authorised by you and /or your employer to receive data and all others to whom your employer is legally obliged to disclose the same at any time or to whom your employer deems it necessary or desirable to disclose data for the purposes set out above.

Countries outside the European economic Area to which data will or may be transmitted: Your employer is not currently aware of any.

To signify your agreement to employment with your employer on the terms contained in it please sign both copies of this contract keeping one copy for yourself and returning the other to your employer.

I have read and understood this contract and hereby agree to employment with _____ on the terms and conditions set out above.

signed............................................................. date: Effective
(Employee)

signed............................................................. date: Effective
Duly authorised representative
(For and on behalf of Employer)

signed............................................................. date: Effective
Duly authorised representative
(For and on behalf of Employer)

THIS IS A LEGALLY BINDING DOCUMENT.